Thornburg Investment Trust 485BPOS

 Exhibit (h)(4)

FIRST SUPPLEMENT TO THIRD RESTATED

ADMINISTRATIVE SERVICES AGREEMENT

OF

THORNBURG INVESTMENT TRUST

In accordance with paragraphs 4 and 6 of the Third Restated Administrative Services Agreement made as of February 1, 2018 between Thornburg Investment Trust and Thornburg Investment Management, Inc., the Third Restated Administrative Services Agreement is made applicable to Class I Shares of Thornburg Summit Fund effective February 27, 2019.

THORNBURG INVESTMENT TRUST

By:	/s/ Troy Statczar

THORNBURG INVESTMENT MANAGEMENT, INC.

By:	/s/ Nimish S. Bhatt

CWNt:\INVESTMENT TRUST\Summit Fund (2018)/1st Supp to Third Restated Admin Services Agt (Summit Fund).doc